Church & Dwight Co., Inc.

News Release

Contact:

Lee McChesney

Chief Financial Officer

609-806-1900

Church & Dwight to Sell VitaFusion and L’il Critters Brands

Ewing, N.J.--(BUSINESS WIRE) –December 9, 2025– Church & Dwight Co., Inc. (NYSE:CHD) has concluded its strategic review of its vitamin, minerals and supplement (VMS) business and is announcing today a definitive agreement to sell the VitaFusion® and L’il Critters® brands to Piping Rock Health Products, Inc. This agreement includes the VitaFusion® and L’il Critters® brands, relevant trademarks and licenses, and the company's manufacturing and distribution facilities in Vancouver and Ridgefield, Washington.

The transaction, which is subject to customary closing conditions, is expected to close before the end of this year.

“We believe Piping Rock, a company with deep experience in the vitamin business, will be a successful steward for VitaFusion® and L’il Critters®. We want to thank all of our dedicated VMS employees for their commitment and contributions to these brands. For the majority who will become Piping Rock employees, we will be watching from the sidelines and wishing you much success,” said Rick Dierker, Church & Dwight’s Chief Executive Officer.

“This sale immediately makes our company’s portfolio stronger, while enabling even more focus on Church & Dwight’s remaining power brands driving our market-leading performance and our forward-looking growth initiatives.”

The VMS brands represent less than 5% of Church & Dwight’s anticipated 2025 net sales. As a result of this transaction, Church & Dwight expects to incur a one-time, after-tax charge of $40 million to $45 million in the fourth quarter of 2025, net of proceeds, a non-cash impairment, and transition and transaction costs.

Perella Weinberg acted as financial advisor to Church & Dwight and Proskauer Rose LLP acted as legal advisor. Piping Rock was advised by Freshfields LLP as legal advisor.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH®, HERO® and TOUCHLAND®. For more information, visit the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to the impact of the VMS divestiture and net sales; Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include our ability to complete the VMS divesture, a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities of the new U.S. presidential administration; shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the risk that Touchland will not be integrated successfully; the risk that the cost savings from the Touchland acquisition will not be fully realized or will take longer to realize than expected; our ability to complete the VMS divesture and our other announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.